Exhibit 99.2
For Immediate Release

American Axle & Manufacturing Holdings, Inc. and American Axle &
Manufacturing, Inc. Announce Planned Private Offerings of
Senior Notes and Convertible Senior Notes

Detroit, Michigan, February 5, 2004 — American Axle & Manufacturing Holdings, Inc. (Holdings), which is traded as AXL on the NYSE, and its wholly-owned subsidiary, American Axle & Manufacturing, Inc. (AAM) announced today the intention to make concurrent private offerings of $250.0 million of senior notes of AAM and $130.0 million of convertible senior notes of Holdings, subject to market and other customary conditions. In addition, AAM expects to grant to the initial purchasers of the convertible senior notes an option exercisable within 30 days to purchase an additional $20.0 million of convertible notes.

AAM intends to use approximately $314.6 million of the net proceeds from the issuance of the senior notes and the convertible senior notes to redeem AAM’s 9.75% Senior Subordinated Notes Due March 2009 on March 1, 2004. AAM and Holdings intend to use approximately $40.0 million of the net proceeds from the issuance of such notes to repurchase common stock and the balance for general corporate purposes.

The senior notes and the convertible senior notes will be offered in the United States to qualified institutional buyers pursuant to Rule 144 under the Securities Act of 1933, as amended. The notes have not been and may not be registered under the Securities Act and may not be offered or sold in the United States absent an applicable exemption from the registration requirements of the Securities Act.

American Axle & Manufacturing is a world leader in the manufacture, design, engineering, and validation of driveline systems and related components and modules, chassis systems and forged products for trucks, sport utility vehicles and passenger cars. In addition to its 14 locations in the United States (in Michigan, New York and Ohio), AAM also has offices and facilities in Brazil, England, Germany, Japan, Mexico and Scotland.

Certain statements contained in this press release are “forward-looking statements” and relate to the Company’s plans, projections or future performance. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on our current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including but not limited to: adverse changes in the economic conditions or political stability of our principal markets (particularly North America, Europe and South America); reduced demand of our customers’ products, particularly light trucks and SUVs produced by GM and DaimlerChrysler’s heavy-duty Dodge Ram full-size pickup trucks, or the Dodge Ram program; reduced purchases of our products by GM, DaimlerChrysler or other customers; our ability to respond to changes in technology or increased competition; supply shortages or price fluctuations in raw materials, utilities or other operating supplies; our ability to attract and retain key associates; our ability to maintain satisfactory labor relations and avoid work stoppages; risks of noncompliance with environmental regulations; liabilities arising from legal proceedings to which we are or may become a party or claims against us or our products; availability of financing for working capital, capital expenditures, research and development or other general corporate purposes; adverse changes in laws, government regulations or market conditions affecting our products or our customers’ products (including the Corporate Average Fuel Economy regulations); and other unanticipated events and conditions that may hinder our ability to compete. It is not possible to foresee or identify all such factors and we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statements.

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For more information...

Media relations contact	Investor relations contact
Carrie L.P. Gray	Richard F. (Rick) Dauch
Director, Corporate Relations	Vice President, Investor Relations
(313) 758-4880	(313) 758-4767
grayc@aam.com	dauchrf@aam.com

Or visit the AAM website at www.aam.com

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